UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 6)



                               Quidel Corporation
                               ------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    74838J101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2008
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                                -----------------
CUSIP No.  74838J101                     13G                   Page 2 of 8 Pages
-------------------------------                                -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Partners, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,698,935
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,698,935
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,698,935
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-------------------------------                                -----------------
CUSIP No.  74838J101                     13G                   Page 3 of 8 Pages
-------------------------------                                -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Associates, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,255,921
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            2,255,921
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,255,921
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-------------------------------                                -----------------
CUSIP No.  74838J101                     13G                   Page 4 of 8 Pages
-------------------------------                                -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Larry N. Feinberg
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            40,000
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,829,795
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 40,000
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            2,829,795
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,869,795
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

This Amendment No. 6 to Schedule 13G (this "Amendment No. 6") is being filed with respect to the Common Stock, par value $.001 ("Common Stock") of Quidel Corporation, a Delaware corporation (the "Company"), to amend the Schedule 13G filed on April 23, 2001, as previously amended by Amendment No. 1, filed on February 14, 2002, by Amendment No. 2, filed on February 12, 2003, by Amendment No. 3, filed on February 9, 2005, by Amendment No. 4, filed on February 7, 2006 and by Amendment No. 5, filed on February 15, 2008 (as so amended, the "Schedule 13G"), in accordance with the annual amendment requirements and to update ownership information not previously reported through filings on Schedule 13G. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 2(a):     Name of Person Filing:
---------      ---------------------

     Item 2(a) of the Schedule 13G is hereby amended and restated as follows:

     This statement is filed by:

      (i) Oracle Partners, L.P., a Delaware limited partnership ("Oracle Partners"), with respect to shares of Common Stock directly owned by it;

     (ii) Oracle Associates, LLC, a Delaware limited liability company ("Oracle Associates"), which serves as the general partner of Oracle Partners and certain other investment funds and/or managed accounts (the "Domestic Funds"), with respect to shares of Common Stock directly owned by the Domestic Funds; and

    (iii) Mr. Larry N. Feinberg ("Mr. Feinberg"), who (A) serves as the senior managing member of Oracle Associates, (B) is the sole shareholder and president of Oracle Investment Management, Inc., a Delaware corporation, which serves as the investment manager and has investment discretion over the securities held by certain investment funds and/or managed accounts (together with the Domestic Funds, the "Funds"), (C) is the trustee of The Feinberg Family Foundation (the "Foundation"), and (D) is the trustee of certain trusts or the manager of certain trusts where a relative serves as trustee (the "Trusts"). Mr. Feinberg directly owns (individually and as trustee of the Foundation and certain of the Trusts) certain shares of Common Stock and may be deemed to indirectly beneficially own shares of Common Stock, by virtue of the foregoing relationships, directly owned by the Funds and certain of the Trusts.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 4:   Ownership:
------    ---------

     Item 4 of the Schedule 13G is hereby amended and restated as follows:

I.   Current Ownership.
     -----------------

The beneficial ownership of Common Stock by the Reporting Persons, as of the date of this Amendment No. 6, is as follows:

A.   Oracle Partners, L.P.
     ---------------------
     (a) Amount beneficially owned: 1,698,935.
     (b) Percent of class: 5.6%. The percentages used herein and in the rest of this Amendment No. 6, with the exception of Section II of this Item 4, are calculated based upon a total of 30,093,433 shares of Common Stock issued and outstanding as of April 22, 2009, as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2009.
     (c) Number of shares as to which such person has:
            (i)   Sole power to vote or direct the vote: -0-
            (ii)  Shared power to vote or direct the vote: 1,698,935
            (iii) Sole power to dispose or direct the disposition: -0-
            (iv)  Shared power to dispose or direct the disposition: 1,698,935

B.   Oracle Associates, LLC
     ----------------------
     (a) Amount beneficially owned: 2,255,921.
     (b) Percent of class: 7.5%.
     (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 2,255,921
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 2,255,921

C.   Larry N. Feinberg
     -----------------
     (a) Amount beneficially owned: 2,869,795.
     (b) Percent of class: 9.5%.
     (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: 40,000
             (ii)  Shared power to vote or direct the vote: 2,829,795
             (iii) Sole power to dispose or direct the disposition: 40,000
             (iv)  Shared power to dispose or direct the disposition: 2,829,795

II.  December 31, 2008 Ownership.
     ---------------------------

The beneficial ownership of Common Stock by the Reporting Persons, as of the December 31, 2008, is as follows:

A.   Oracle Partners, L.P.
     ---------------------
     (a) Amount beneficially owned: 1,895,927.
     (b) Percent of class: 5.8%. The percentages used in this Section II of
Item 4 are calculated based upon a total of 32,547,651 shares of Common Stock issued and outstanding as of October 22, 2008, as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2008.
     (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 1,895,927
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 1,895,927

B.   Oracle Associates, LLC
     ----------------------
     (a) Amount beneficially owned: 2,442,413.
     (b) Percent of class: 7.5%.
     (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 2,442,413
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 2,442,413

C.   Larry N. Feinberg
     -----------------
     (a) Amount beneficially owned: 2,514,964.
     (b) Percent of class: 7.7%.
     (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 2,514,964
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 2,514,964

Item 10:  Certification:
-------   -------------

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  May 20, 2009



                                 /s/ Larry N. Feinberg
                                 -----------------------------------------------
                                 Larry N. Feinberg


                                 ORACLE ASSOCIATES, LLC


                                 By:    /s/ Larry N. Feinberg
                                        ----------------------------------------
                                        Name:   Larry N. Feinberg
                                        Title:  Senior Managing Member


                                 ORACLE PARTNERS, L.P.

                                 By:    Oracle Associates, LLC, its General
                                        Partner


                                 By:    /s/ Larry N. Feinberg
                                        ----------------------------------------
                                        Name:   Larry N. Feinberg
                                        Title:  Senior Managing Member



       [SIGNATURE PAGE TO AMENDMENT NO. 6 TO SCHEDULE 13G WITH RESPECT TO
                              QUIDEL CORPORATION]